  Exhibit 99(a)

NEWS RELEASE
April 19, 2021
Contact:
Lance A. Sellers
President and Chief Executive Officer

Jeffrey N. Hooper
Executive Vice President and Chief Financial Officer

828-464-5620, Fax 828-465-6780

For Immediate Release

PEOPLES BANCORP ANNOUNCES FIRST QUARTER EARNINGS RESULTS
Peoples Bancorp of North Carolina, Inc. (NASDAQ: PEBK), the parent company of Peoples Bank, reported first quarter earnings results with highlights as follows:

First quarter highlights:

●
Net earnings were $4.1 million or $0.71 basic and diluted net earnings per share for the three months ended March 31, 2021, as compared to $2.4 million or $0.40 basic and diluted net earnings per share for the same period one year ago.
●
Total loans increased $65.9 million to $946.5 million at March 31, 2021, compared to $880.6 million at March 31, 2020.
●
The Bank originated 347 Small Business Administration (SBA) Paycheck Protection Program (PPP) loans, totaling $25.8 million, during the three months ended March 31, 2021. The Bank recognized $999,000 in PPP loan fee income during the three months ended March 31, 2021.
●
Core deposits were $1.3 billion or 97.89% of total deposits at March 31, 2021, compared to $961.2 million or 97.69% of total deposits at March 31, 2020.

Lance A. Sellers, President and Chief Executive Officer, attributed the increase in first quarter net earnings to a decrease in the provision for loan losses and an increase in non-interest income, which were partially offset by a decrease in net interest income and an increase in non-interest expense during the three months ended March 31, 2021, compared to the three months ended March 31, 2020, as discussed below.

Net interest income was $11.1 million for the three months ended March 31, 2021, compared to $11.2 million for the three months ended March 31, 2020. The decrease in net interest income was primarily due to a $328,000 decrease in interest income, which was partially offset by a $226,000 decrease in interest expense. The decrease in interest income was primarily due to a $131,000 decrease in interest income on interest bearing cash and federal funds sold resulting from the 1.50% reduction in the Fed Funds rate in March 2020, and a $147,000 reduction in U.S. Government sponsored enterprise securities income due to volume and rate reductions. The decrease in interest expense was primarily due to a decrease in rates paid on interest-bearing liabilities and a decrease in Federal Home Loan Bank (“FHLB”) borrowings. Net interest income after the provision for loan losses was $11.6 million for the three months ended March 31, 2021, compared to $9.7 million for the three months ended March 31, 2020. The provision for loan losses for the three months ended March 31, 2021 was a credit of $455,000, compared to an expense of $1.5 million for the three months ended March 31, 2020. The decrease in the provision for loan losses is primarily attributable to a decrease in reserves on loans with payment modifications made as a result of the COVID-19 pandemic and a decrease in reserves due to generally flat volumes of loans in the general reserve pools. At March 31, 2021, the balance of loans with existing modifications as a result of COVID-19 was $1.9 million, of which $602,000 represents the balance of loans under the terms of a first modification and $1.3 million represents the balance of outstanding loans under the terms of a second or third modification. The Company continues to track all loans that are currently modified or have been modified under COVID-19. At March 31, 2021, the balance for all loans that are currently modified or previously modified but have returned to their original terms was $114.8 million. The loan balances associated with COVID-19 related modifications have been grouped into their own pool within the Company’s Allowance for Loan and Lease Losses (“ALLL”) model as they have a higher likelihood of risk, and a higher reserve rate has been applied to that pool. Of all loans modified as a result of COVID-19, $113.0 million have returned to their original terms; however, the effects of stimulus in the current environment are still unknown, and additional losses may be present in loans that are currently modified and/or loans that were once modified. At December 31, 2020, the balance for all loans that were then currently modified or previously modified but returned to their original terms was $119.6 million.

Non-interest income was $5.9 million for the three months ended March 31, 2021, compared to $4.6 million for the three months ended March 31, 2020. The increase in non-interest income is primarily attributable to a $548,000 increase in mortgage banking income due to an increased mortgage loan volume and a $466,000 increase in appraisal management fee income due to an increase in the volume of appraisals, which were partially offset by a $163,000 decrease in service charges and fees.

Non-interest expense was $12.3 million for the three months ended March 31, 2021, compared to $11.4 million for the three months ended March 31, 2020. The increase in non-interest expense was primarily attributable to a $422,000 increase in appraisal management fee expense due to an increase in the volume of appraisals and a $459,000 increase in salaries and employee benefits expense primarily due to increases in insurance costs and incentive compensation.

Income tax expense was $1.0 million for the three months ended March 31, 2021, compared to $467,000 for the three months ended March 31, 2020. The effective tax rate was 20.24% for the three months ended March 31, 2021, compared to 16.48% for the three months ended March 31, 2020.

Total assets were $1.5 billion as of March 31, 2021, compared to $1.4 billion at December 31, 2020. Available for sale securities were $325.5 million as of March 31, 2021, compared to $245.2 million as of December 31, 2020. Total loans were $946.5 million as of March 31, 2021, compared to $948.6 million as of December 31, 2020.

Non-performing assets were $3.7 million or 0.24% of total assets at March 31, 2021, compared to $3.9 million or 0.27% of total assets at December 31, 2020. Non-performing assets include $3.4 million in commercial and residential mortgage loans, $150,000 in other loans, and $128,000 in other real estate owned at March 31, 2021, compared to $3.5 million in commercial and residential mortgage loans, $226,000 in other loans, and $128,000 in other real estate owned at December 31, 2020.

The allowance for loan losses at March 31, 2021 was $9.5 million or 1.01% of total loans, compared to $9.9 million or 1.04% of total loans at December 31, 2020. Management believes the current level of the allowance for loan losses is adequate; however, there is no assurance that additional adjustments to the allowance will not be required because of changes in economic conditions, regulatory requirements or other factors.

Deposits were $1.3 billion at March 31, 2021, compared to $1.2 billion at December 31, 2020. Core deposits, which include noninterest-bearing demand deposits, NOW, MMDA, savings and non-brokered certificates of deposit of denominations less than $250,000, were $1.3 billion at March 31, 2021, compared to $1.2 billion at December 31, 2020. Certificates of deposit in amounts of $250,000 or more totaled $28.1 million at March 31, 2021, compared to $25.8 million at December 31, 2020.

Securities sold under agreements to repurchase were $31.9 million at March 31, 2021, compared to $26.2 million at December 31, 2020. Junior subordinated debentures were $15.5 million at March 31, 2021 and December 31, 2020. Shareholders’ equity was $140.0 million, or 9.12% of total assets, at March 31, 2021, compared to $139.9 million, or 9.89% of total assets, at December 31, 2020.

Peoples Bank currently operates 18 banking offices entirely in North Carolina, with offices in Catawba, Alexander, Lincoln, Mecklenburg, Iredell and Wake Counties. The Bank also operates loan production offices in Lincoln and Mecklenburg Counties. The Company’s common stock is publicly traded and is quoted on the Nasdaq Global Market under the symbol “PEBK.”

Statements made in this press release, other than those concerning historical information, should be considered forward-looking statements pursuant to the safe harbor provisions of the Securities Exchange Act of 1934 and the Private Securities Litigation Act of 1995. These forward-looking statements involve risks and uncertainties and are based on the beliefs and assumptions of management and on the information available to management at the time that this release was prepared. These statements can be identified by the use of words like “expect,” “anticipate,” “estimate,” and “believe,” variations of these words and other similar expressions. Readers should not place undue reliance on forward-looking statements as a number of important factors could cause actual results to differ materially from those in the forward-looking statements. Factors that could cause actual results to differ include, but are not limited to, (1) competition in the markets served by Peoples Bank, (2) changes in the interest rate environment, (3) general national, regional or local economic conditions may be less favorable than expected, resulting in, among other things, a deterioration in credit quality and the possible impairment of collectibility of loans, (4) legislative or regulatory changes, including changes in accounting standards, (5) significant changes in the federal and state legal and regulatory environment and tax laws, (6) the impact of changes in monetary and fiscal policies, laws, rules and regulations and (7) other risks and factors identified in the Company’s other filings with the Securities and Exchange Commission, including but not limited to those described in the Company’s annual report on Form 10-K for the year ended December 31, 2020.

CONSOLIDATED BALANCE SHEETS
March 31, 2021, December 31, 2020 and March 31, 2020
(Dollars in thousands)

	March 31, 2021	December 31, 2020	March 31, 2020
	(Unaudited)	(Audited)	(Unaudited)
ASSETS:
Cash and due from banks	$43,726	$42,737	$46,164
Interest-bearing deposits	165,311	118,843	20,705
Federal funds sold	-	-	36,650
Cash and cash equivalents	209,037	161,580	103,519

Investment securities available for sale	325,517	245,249	201,514
Other investments	3,791	4,155	7,229
Total securities	329,308	249,404	208,743

Mortgage loans held for sale	4,236	9,139	6,149

Loans	946,497	948,639	880,564
Less: Allowance for loan losses	(9,532)	(9,908)	(8,112)
Net loans	936,965	938,731	872,452

Premises and equipment, net	18,184	18,600	18,370
Cash surrender value of life insurance	17,065	16,968	16,414
Accrued interest receivable and other assets	21,411	20,433	19,180
Total assets	$1,536,206	$1,414,855	$1,244,827

LIABILITIES AND SHAREHOLDERS' EQUITY:
Deposits:
Noninterest-bearing demand	$524,176	$456,980	$349,513
Interest-bearing demand, MMDA & savings	701,798	657,834	535,366
Time, $250,000 or more	28,109	25,771	22,725
Other time	80,382	80,501	76,354
Total deposits	1,334,465	1,221,086	983,958

Securities sold under agreements to repurchase	31,916	26,201	28,535
FHLB borrowings	-	-	70,000
Junior subordinated debentures	15,464	15,464	15,464
Accrued interest payable and other liabilities	13,332	12,205	13,014
Total liabilities	1,395,177	1,274,956	1,110,971

Shareholders' equity:
Preferred stock, no par value; authorized
5,000,000 shares; no shares issued and outstanding	-	-	-
Common stock, no par value; authorized
20,000,000 shares; issued and outstanding
5,789,166 shares 3/31/21,
5,787,504 shares 12/31/20 and 3/31/20	56,910	56,871	56,871
Retained earnings	80,819	77,628	71,251
Accumulated other comprehensive income	2,300	5,400	5,734
Total shareholders' equity	140,029	139,899	133,856

Total liabilities and shareholders' equity	$1,535,206	$1,414,855	$1,244,827

CONSOLIDATED STATEMENTS OF INCOME
For the three months ended March 31, 2021 and 2020
(Dollars in thousands, except per share amounts)

	Three months ended
	March 31,
	2021	2020
	(Unaudited)	(Unaudited)
INTEREST INCOME:
Interest and fees on loans	$10,664	$10,680
Interest on due from banks	35	43
Interest on federal funds sold	-	123
Interest on investment securities:
U.S. Government sponsored enterprises	538	685
State and political subdivisions	639	641
Other	46	78
Total interest income	11,922	12,250

INTEREST EXPENSE:
NOW, MMDA & savings deposits	497	525
Time deposits	212	277
FHLB borrowings	-	64
Junior subordinated debentures	71	130
Other	35	45
Total interest expense	815	1,041

NET INTEREST INCOME	11,107	11,209
PROVISION FOR (REDUCTION OF PROVISION
FOR) LOAN LOSSES	(455)	1,521
NET INTEREST INCOME AFTER
PROVISION FOR LOAN LOSSES	11,562	9,688

NON-INTEREST INCOME:
Service charges	926	1,108
Other service charges and fees	212	193
Mortgage banking income	870	322
Insurance and brokerage commissions	260	242
Appraisal management fee income	1,816	1,350
Miscellaneous	1,789	1,380
Total non-interest income	5,873	4,595

NON-INTEREST EXPENSES:
Salaries and employee benefits	6,183	5,724
Occupancy	1,953	1,921
Appraisal management fee expense	1,456	1,034
Other	2,676	2,770
Total non-interest expense	12,268	11,449

EARNINGS BEFORE INCOME TAXES	5,167	2,834
INCOME TAXES	1,046	467

NET EARNINGS	$4,121	$2,367

PER SHARE AMOUNTS
Basic net earnings	$0.71	$0.40
Diluted net earnings	$0.71	$0.40
Cash dividends	$0.16	$0.30
Book value	$24.19	$23.13

FINANCIAL HIGHLIGHTS
For the three months ended March 31, 2021 and 2020, and the year ended December 31, 2020
(Dollars in thousands)

	Three months ended		Year ended
	March 31,		December 31,
	2021	2020	2020
	(Unaudited)	(Unaudited)	(Audited)
SELECTED AVERAGE BALANCES:
Available for sale securities	$264,942	$188,870	$200,821
Loans	947,205	861,634	935,970
Earning assets	1,376,195	1,103,948	1,271,765
Assets	1,459,461	1,196,938	1,365,642
Deposits	1,268,790	973,285	1,115,019
Shareholders' equity	139,366	134,186	141,287

SELECTED KEY DATA:
Net interest margin (tax equivalent)	3.31%	4.14%	3.52%
Return on average assets	1.15%	0.80%	0.83%
Return on average shareholders' equity	11.99%	7.09%	8.04%
Average shareholders' equity to total average assets	9.55%	11.21%	9.89%

ALLOWANCE FOR LOAN LOSSES:
Balance, beginning of period	$9,908	$6,680	$6,680
Provision for loan losses	(455)	1,521	4,259
Charge-offs	(85)	(210)	(1,414)
Recoveries	164	121	383
Balance, end of period	$9,532	$8,112	$9,908

	March 31, 2021	March 31, 2020	December 31, 2020
	(Unaudited)	(Unaudited)	(Audited)
ASSET QUALITY:
Non-accrual loans	$3,566	$3,966	$3,758
90 days past due and still accruing	-	34	-
Other real estate owned	128	-	128
Total non-performing assets	$3,694	$4,000	$3,886
Non-performing assets to total assets	0.24%	0.32%	0.27%
Loans modifications related to COVID-19	$1,857	$57,366	$18,246
Allowance for loan losses to non-performing assets	258.04%	202.80%	254.97%
Allowance for loan losses to total loans	1.01%	0.92%	1.04%
Allowance for loan losses to total loans, excluding PPP loans	1.10%	0.92%	1.14%

LOAN RISK GRADE ANALYSIS:
Percentage of loans by risk grade

Risk Grade 1 (excellent quality)	0.67%	1.08%	1.18%
Risk Grade 2 (high quality)	19.43%	23.89%	20.45%
Risk Grade 3 (good quality)	67.88%	62.73%	65.70%
Risk Grade 4 (management attention)	9.01%	10.06%	9.75%
Risk Grade 5 (watch)	2.28%	1.41%	2.20%
Risk Grade 6 (substandard)	0.73%	0.83%	0.72%
Risk Grade 7 (doubtful)	0.00%	0.00%	0.00%
Risk Grade 8 (loss)	0.00%	0.00%	0.00%

At March 31, 2021, including non-accrual loans, there were four relationships exceeding $1.0 million in the Watch risk grade (which totaled $10.2 million). There were no relationships exceeding $1.0 million in the Substandard risk grade.